Exhibit 10.2

ANNEX B

[PMC COMMERCIAL TRUST] [or such other name as is adopted]

- and –

CIM SERVICE PROVIDER, LLC

- and –

each of the Subsidiaries that has executed this Agreement on Schedule A hereto

MASTER SERVICES AGREEMENT

[                    ], 2013

TABLE OF CONTENTS

ARTICLE 1	INTERPRETATION	B-1
1.1	Definitions	B-1
1.2	Headings and Table of Contents	B-6
1.3	Interpretation	B-6
1.4	Actions by the Manager or the Service Recipients	B-7
1.5	Generally Accepted Accounting Principles	B-7
1.6	Invalidity of Provisions	B-7
1.7	Entire Agreement	B-7
1.8	Waiver, Amendment	B-8
1.9	Governing Law	B-8

ARTICLE 2	APPOINTMENT OF THE MANAGER	B-8
2.1	Appointment and Acceptance	B-8
2.2	Subsidiaries	B-8
2.3	Other Manager	B-8
2.4	Subcontracting and Other Arrangements	B-8

ARTICLE 3	SERVICES AND POWERS OF THE MANAGER	B-9
3.1	Base Services	B-9
3.2	Transactional Services	B-10
3.3	Supervision of the Manager’s Activities	B-11
3.4	Restrictions on the Manager	B-11
3.5	Errors and Omissions Insurance	B-12

ARTICLE 4	RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS	B-12
4.1	Other Activities	B-12
4.2	Exclusivity	B-12
4.3	Independent Contractor, No Partnership, Joint Venture or Agency	B-12

ARTICLE 5	MANAGEMENT AND EMPLOYEES	B-13
5.1	Management and Employees	B-13
5.2	Compensation Charges	B-13

ARTICLE 6	INFORMATION AND RECORDS	B-14
6.1	Books and Records	B-14
6.2	Access to Information by Manager Group	B-15
6.3	Additional Information	B-15

ARTICLE 7	FEES AND EXPENSES	B-16
7.1	Base Service Fee	B-16
7.2	Computation and Payment of Base Service Fee	B-16
7.3	Failure to Pay When Due	B-16
7.4	Amendment to the Base Fee Amount	B-16
7.5	Expenses	B-16
7.6	Governmental Charges	B-17
7.7	Computation and Payment of Expenses and Governmental Charges	B-18
7.8	Transactional Service Fees	B-18

ARTICLE 8	RESERVED	B-18

ARTICLE 9	REPRESENTATIONS AND WARRANTIES OF THE MANAGER AND THE SERVICE RECIPIENTS	B-18
9.1	Representations and Warranties of the Manager	B-18
9.2	Representations and Warranties of the Service Recipients	B-19

ARTICLE 10	LIABILITY AND INDEMNIFICATION	B-20
10.1	Indemnity	B-20
10.2	Limitation of Liability	B-21
10.3	Benefit to all Indemnified Parties

ARTICLE 11	TERM AND TERMINATION	B-21
11.1	Term	B-21
11.2	Termination by the Service Recipients	B-22
11.3	Termination by the Manager	B-22
11.4	Survival Upon Termination	B-23
11.5	Action Upon Termination	B-23
11.6	Release of Money or other Property Upon Written Request	B-23

ARTICLE 12	GENERAL PROVISIONS	B-24
12.1	RESERVED	B-24
12.2	Assignment	B-24
12.3	Inurement	B-24
12.4	Notices	B-24
12.5	Further Assurances	B-25
12.6	Counterparts	B-25

B-ii

MASTER SERVICES AGREEMENT

THIS AGREEMENT made as of the [            ] day of [            ], 2013. [NTD: POSSIBLE EFFECTIVE DATE AFTER DATE OF MERGER]

B E T W E E N:

PMC COMMERCIAL TRUST, a Texas real estate investment trust (“PMC Commercial”)

- and –

CIM SERVICE PROVIDER, a Delaware limited liability company (the “CIM Service Provider”)

- and -

each of the Subsidiaries (as defined below)

RECITALS:

A. The Service Recipients (as defined below) directly or indirectly hold interests in real estate, loans, and other assets and will directly or indirectly acquire, from time to time, interests in other real estate, loans, and/or assets; and

B. PMC Commercial and the Subsidiaries (as defined below) wish to engage the CIM Service Provider to provide or arrange for other Service Providers (as defined below) to provide to the Service Recipients certain management and administration services, subject to the terms and conditions of this Agreement, and the CIM Service Provider wishes to accept such engagement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2 “Agreement” means this Master Services Agreement;

1.1.3 “Automatic Renewal Term” has the meaning assigned thereto in Section 11.1.

1.1.4 “Available Cash” means all cash and cash equivalents of the Service Recipients available for distribution by the Service Recipients determined at the sole discretion of the Governing Body of PMC Commercial, which, for greater certainty, (i) may not in all cases equal an amount of cash held by the Service Recipients after the payment of expenses, debt service obligations on any indebtedness and any other expense or reserve for any liability, working capital or capital expenditure and (ii) may include cash that has been borrowed by any of the Service Recipients;

1.1.5 “Base Fee Amount” means an amount equal to $1 million, which amount shall be adjusted for inflation annually beginning on January 1, 2014 at the Inflation Factor;

1.1.6 “Base Services” has the meaning assigned thereto in Section 3.1;

1.1.7 “Base Service Fee” means the Base Service Fee, calculated quarterly in arrears, equal to 25% of the Base Fee Amount;

1.1.8 “Business Day” means a day which is not a Saturday or Sunday and on which banks are open for business in [New York, New York];

1.1.9 “Cause” shall mean the commission by Urban GP Manager as the manager of the General Partner of an action, or the omission by Urban GP Manager as the manager of the General Partner to take an action, if such commission or omission constitutes willful misconduct, fraud, willful disregard for Urban GP Manager’s duties to the General Partner, in its capacity as manager of the General Partner, to CIM Partnership or to the Limited Partner in its capacity as limited partner of the CIM Partnership, gross negligence (determined in the context of the Standard of Care), or the conviction of Urban GP Manager or any Principal, who is still Affiliated with Urban GP Manager, of a felony involving moral turpitude or constituting a financial crime or criminal culpability in connection with a securities law violation, or a material breach of the Governing Instruments of the General Partner or CIM Partnership by Urban GP Manager that has not been cured within ten (10) Business Days after notice to Urban GP Manager, with respect to a monetary breach, or thirty (30) Business Days after notice to Urban GP Manager, with respect to a non-monetary breach and, in the case of a commission or omission that constitutes a non-monetary breach of the Governing Instruments of the General Partner or CIM Partnership that cannot be cured, that (i) results in a material detriment to CIM Partnership or the Limited Partner (i.e., causing damages in excess of $500,000) or (ii) is part of a course of conduct which is more than negligibly injurious to CIM Partnership or the Limited Partner; provided, however, that in the event that a non-monetary breach cannot reasonably be cured within thirty (30) days despite Urban GP Manager’s diligent efforts to do so, the cure period for such breach will be extended for up to an additional ninety (90) days, but only for so long as the Urban GP Manager’s efforts to cure such breach remain diligent and continuous. Notwithstanding the fact that a commission or omission that constitutes a material breach of this Agreement that cannot be cured, may not constitute Cause, such determination shall have no effect on any liability which Urban GP Manager may otherwise have with respect to such act or omission.

1.1.10 “CIM Entities” means CIM Service Provider or any of its Affiliates;

1.1.11 “CIM Partnership” means CIM Urban Partners L.P., a Delaware limited partnership;

1.1.12 “CIM Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of CIM Partnership, dated as of December 22, 2005, as amended.

1.1.13 “CIM Partnership Investment Management Agreement” means that certain Investment Management Agreement dated May 20, 2005 between CIM Partnership, a Delaware limited partnership and CIM Urban REIT Management, LP a California limited partnership.

1.1.14 “CIM Service Provider” has the meaning assigned thereto in the preamble;

1.1.15 “Claims” has the meaning assigned thereto in Section 10.1.1;

1.1.16 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.17 “Compensation Charge” has the meaning assigned thereto in Section 5.2;

1.1.18 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for greater certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning;

1.1.19 “Expense Statement” has the meaning assigned thereto in Section 7.7;

1.1.20 “Expenses” has the meaning assigned thereto in Section 7.5.2;

1.1.21 “Fair Market Value” means, with respect to a Share, (i) if such Share is listed on a stock exchange or public quotation system, the Trading Price of such Share, or (ii) if such Share is not listed on a stock exchange or public quotation system, the fair market value of such Share determined by the Governing Body of PMC Commercial;

1.1.22 “General Partner” means the general partner of CIM Partnership.

1.1.23 “Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s), director(s) or managing member(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership, that serves a similar function (or if any such general partner or managing partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function), (iv) with respect to a real estate investment trust, the trustees, directors, trust managers or other body of such real estate investment trust that serves a similar function, and (v) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director;

1.1.24 “Governing Instruments” means (i) the declaration of trust and bylaws in the case of a real estate investment trust, (ii) the articles or certificate of incorporation and by-laws in the case of a corporation, (iii) the partnership agreement in the case of a partnership, (iv) the articles or certificate of formation and operating agreement in the case of a limited liability company, (v) the trust instrument in the case of a trust and (vi) any other similar governing document under which an entity was organized, formed or created or operates, including any conflict guidelines or protocols in place from time to time;

1.1.25 “Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.26 “Governmental Charges” has the meaning assigned thereto in Section 7.6;

1.1.27 “Indemnified Party” has the meaning assigned thereto in Section 10.1.1;

1.1.28 “Indemnifying Party” has the meaning assigned thereto in Section 10.1.1;

1.1.29 “Independent Members” means the members of the Governing Body of PMC Commercial that are (i) “independent” of Manager and its Affiliates in accordance with PMC Commercial’s Governing Instruments and the rules of the Principal Exchange and (ii) disinterested with respect to the applicable matter at hand;

1.1.30 “Inflation Factor” shall mean the annualized rate based on the change in the core CPI (Consumer Price Index—United States—All Urban Consumers—All Items Less Food and Energy (non-seasonally adjusted) (1982-84=100)) (the “Index”) published by the United States Department of Labor, Bureau of Labor Statistics, during the calculation period. If at any time the Index is discontinued, CIM Service Provider will select a substitute index which is nearly equivalent thereto, which substitute index will be subject to the approval of the Independent Members. The Inflation Factor shall be calculated in accordance with the following formula:

(CPIn / CPIo) -1

Where:

CPIn = Consumer Price Index as of January 1 of the current year

CPIo = Consumer Price Index as of January 1of the prior year

1.1.31 “Initial Term” has the meaning assigned thereto in Section 11.1.

1.1.32 “Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar London interbank offered rate on such day, as published in the Wall Street Journal (or if the Wall Street Journal ceases to publish such rates, a similar publication);

1.1.33 “Investment Management Agreement” means an investment management agreement between a Service Recipient and a Service Provider for the provision of external management services entered into pursuant to Section 5.2.4.

1.1.34 “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law; and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.35 “Liabilities” has the meaning assigned thereto in Section 10.1.1;

1.1.36 “Limited Partner” means the limited partner of CIM Partnership.

1.1.37 “Manager Change of Control” means an event upon which Shaul Kuba, Richard Ressler and Avi Shemesh (each, a “Principal”) (or any of their heirs), individually or collectively, (i) cease to possess, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the combined voting power of the CIM Service Provider’s then outstanding equity interests, or (ii) cease to possess the power to direct or control, directly or indirectly, the management policies of the Manager, whether through the ownership of beneficial interests, common directors or officers, by contract or otherwise; provided, however, that a

Manager Change of Control shall not be deemed to occur, and cannot occur, from and after a Public Transaction. For the purposes hereof, a “Public Transaction” shall mean (i) an initial public offering (whether a primary offering, a secondary offering or both) of membership units or other equity interests of CIM Service Provider (or any Affiliate thereof) pursuant to a registration statement under the Securities Act or any similar law then in effect pursuant to which the equity interests of the CIM Service Provider (or any Affiliate thereof) become publicly traded securities (or are convertible into publicly traded securities) or (ii) a merger of the CIM Service Provider (or its Affiliate) with and into, or other acquisition of the Manager by, a Person substantially in exchange for publicly traded securities.

1.1.38 “Manager Group” means the Manager and any other Service Providers who are Affiliates of CIM Service Provider (but excluding third party Service Providers);

1.1.39 “Manager” means CIM Service Provider and, subject to Section 2.3, any other Affiliate of CIM Service Provider that is appointed by the CIM Service Provider from time to time to act as a manager pursuant to this Agreement;

1.1.40 “Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

1.1.41 “Person” means any natural person, real estate investment trust, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or other entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.42 “PMC Commercial” has the meaning assigned thereto in the preamble;

1.1.43 “Principal Exchange” means the principal stock exchange or public quotation system (determined on the basis of aggregate trading volume for the prior four months) on which the Shares are listed;

1.1.44 “Quarter” means a calendar quarter ending on the last day of March, June, September or December;

1.1.45 “Regulation FD” means Regulation FD as promulgated by the SEC.

1.1.46 “REIT” means a “real estate investment trust” as defined under the Code.

1.1.47 “SEC” means the United States Securities and Exchange Commission.

1.1.48 “Service Providers” means the Manager, any member of the CIM Entities, and any third party retained by the Manager that the Manager has arranged to provide Services to any Service Recipient;

1.1.49 “Service Recipients” means PMC Commercial and the Subsidiaries;

1.1.50 “Services” shall mean either or both of the Base Services and the Transactional Services, as the context requires;

1.1.51 “Shares” means the shares of common beneficial interest of PMC Commercial;

1.1.52 “Special Subsidiary” shall mean any of First Western SBLC, Inc., a Florida corporation, PMC Investment Corporation, a Florida corporation, Western Financial Capital Corporation, a Florida corporation, or any of their direct or indirect subsidiaries;

1.1.53 “Standard of Care” means in managing the affairs of CIM Partnership, and in its dealings with the Limited Partner, except as expressly provided in the CIM Partnership Agreement, Urban GP Manager as the manager of the General Partner of CIM Partnership shall owe the same fiduciary duty to the Limited Partner as a general partner owes each other partner in a general partnership under the laws of the State of Delaware, including: a duty of loyalty, which requires Urban GP Manager to carry out its responsibilities under the CIM Partnership Agreement with loyalty, honesty, good faith, and fairness toward CIM Partnership and the Limited Partner. Furthermore, Urban GP Manager shall invest CIM Partnership’s assets and exercise all of its powers and duties under the CIM Partnership Agreement in accordance with a degree of diligence, prudence and care that a prudent person exercises with respect to his or her own assets.

1.1.54 “Subsidiary” means any Person in which PMC Commercial owns a direct or indirect interest. Subject to Section 12.5 hereof, any Person who becomes a Subsidiary after the date of this Agreement shall execute a joinder to this Agreement; however, each Subsidiary shall be bound by the terms of this Agreement regardless of whether a joinder is executed for such Subsidiary;

1.1.55 “Third Party Claim” has the meaning assigned thereto in Section 10.1.2;

1.1.56 “Trading Price” means, in any Quarter, with respect to any Share that is listed on a stock exchange or public quotation system, the volume-weighted average trading price of such Share on the Principal Exchange for the five trading days ending on the last trading day of such Quarter; provided that where the Trading Price of such Share is calculated in any currency other than U.S. dollars, such amount will be converted to U.S. dollars for purposes of this Agreement in accordance with the applicable exchange rate, as determined by the Manager acting reasonably;

1.1.57 “Transactional Service” has the meaning set forth in Section 3.2; and

1.1.58 “Transaction Fee” has the meaning set forth in Section 7.8.

1.1.59 “Urban GP Manager” has the meaning set forth in Section 5.2.3.

1.2 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3 Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular will include the plural and vice versa, words importing gender will include all genders or the neuter, and words importing the neuter will include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument will include, and will be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, to all amendments made to such statute, regulation, policy, rule or instrument, and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument will be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount will be determined or such action will be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in U.S. currency.

1.4 Actions by the Manager or the Service Recipients

Unless the context requires otherwise, where the consent of or a determination is required by any Manager or Service Recipient hereunder, the parties will be entitled to conclusively rely upon it having been given or taken, as applicable, if, such Manager or Service Recipient, as applicable, has communicated the same in writing.

1.5 Generally Accepted Accounting Principles

In this Agreement, references to “generally accepted accounting principles” mean the generally accepted accounting principles used by PMC Commercial in preparing its financial statements from time to time.

1.6 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8 Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.9 Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the state of Delaware. Each party irrevocably attorns and submits to the non-exclusive jurisdiction of the New York courts situated in New York, New York and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

APPOINTMENT OF THE MANAGER

2.1 Appointment and Acceptance

2.1.1 Subject to and in accordance with the terms, conditions and limitations in this Agreement, the Service Recipients hereby appoint the Manager to provide or arrange for other Service Providers (including third parties retained on Manager’s behalf) to provide the Services to the Service Recipients. This appointment will be subject to each Service Recipient’s Governing Body’s supervision of the Manager and obligation to manage and control the affairs of such Service Recipient.

2.1.2 The Manager hereby accepts the appointment provided for in Section 2.1.1 and agrees to act in such capacity and to provide or arrange for other Service Providers to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2 Subsidiaries

Subject to Section 12.5 hereof, the parties acknowledge that any Subsidiary that is not a party to this Agreement will execute a joinder of this Agreement agreeing to be bound by the terms of this Agreement; however, each Subsidiary shall be bound by the terms of this Agreement regardless of whether a joinder is executed for such Subsidiary.

2.3 Other Manager

The Manager may, from time to time, appoint an Affiliate of CIM Service Provider to act as a new Manager under this Agreement, effective upon the execution of a joinder agreement by the new Manager in the form set forth on Schedule B hereto.

2.4 Subcontracting and Other Arrangements

The Manager may subcontract to any other Service Provider or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other Service Provider or any other of its Affiliates, and the Service Recipients hereby consent to any such subcontracting or arrangement; provided that the Manager will remain responsible to the Service Recipients for any Services provided by such other Service Provider or Affiliate.

ARTICLE 3

SERVICES AND POWERS OF THE MANAGER

3.1 Base Services

The Manager will provide or arrange for the provision by other Service Providers of, and will have the exclusive power and authority to provide or arrange for the provision by other Service Providers of, the following services (the “Base Services”) to the Service Recipients, for a fee as set forth in Article 7:

3.1.1 The non-exclusive right to make recommendations to the applicable nominating committee for members of PMC Commercial’s Governing Body;

3.1.2 providing overall strategic advice to PMC Commercial including advising with respect to the expansion of their business into new markets;

3.1.3 recommending suitable candidates to serve on the Governing Bodies of the Service Recipients (other than PMC Commercial);

3.1.4 making recommendations to the appropriate Governing Body with respect to the exercise of any voting rights to which the Service Recipients are entitled;

3.1.5 making recommendations to the PMC Governing Body with respect to the payment of dividends by PMC Commercial or any other distributions by the Service Recipients;

3.1.6 making recommendations to the PMC Governing Body with respect to individuals to carry out the functions of the principal executive, accounting and financial officers for PMC Commercial;

3.1.7 providing qualified individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant Governing Body;

3.1.8 engaging and supervising, on PMC Commercial’s behalf and at PMC Commercial’s expense, independent contractors, including Affiliates of CIM Service Provider, that provide investment banking, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to PMC Commercial’s operations and investments (or potential investments);

3.1.9 advising PMC Commercial as to its capital structure and capital raising activities;

3.1.10 advising PMC Commercial regarding marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote PMC Commercial’s business;

3.1.11 providing all such other strategic planning services as may from time to time be deemed reasonably related to the above-listed Base Services as determined by the Manager; and

3.1.12 performing such other services as may be required from time to time for management and other activities relating to PMC Commercial’s properties and business, as its Governing Body shall reasonably request and the Manager shall deem appropriate under the particular circumstance.

To the extent that a service could be considered both a Base Service and a Transactional Service, such service shall be considered a Transactional Service.

3.2 Transactional Services

In the event that any Service Recipient would otherwise retain a third-party to perform any of the following “Transactional Services”, the Manager may elect, in its sole discretion, to provide, or have a Service Provider provide, such Transactional Service, for a fee to be approved by the Independent Members and determined pursuant to Section 7.8:

3.2.1 Identifying, recommending, negotiating terms, transacting and closing on acquisitions and dispositions of assets or businesses;

3.2.2 Overseeing, coordinating and executing on capital transactions for the Service Recipients whether in the form of debt, equity, preferred equity, bonds, debentures, or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with the communications support in connection therewith;

3.2.3 Securing, negotiating, structuring, working-out, amending and closing property level debt and other financing;

3.2.4 Identifying and securing Co-Investment or Joint Venture Partner equity for specific transactions;

3.2.5 Property management services;

3.2.6 Development and construction management services;

3.2.7 Leasing services;

3.2.8 Lending services and the origination of loans to third party borrowers;

3.2.9 Overseeing and assisting with the implementation of internal management at any Subsidiary as set forth in Section 5.2.4;

3.2.10 Obtaining insurance for Service Recipients and/or their properties;

3.2.11 Human resource services including, without limitation, payroll, payroll taxes, and benefits (including retirement benefits);

3.2.12 Accounting services; and

3.2.13 Activities related to the servicing of individual, or a portfolio, of loans due from third party borrowers.

The parties hereto agree that in the event any Service Recipient requires any other service for which a Service Recipient would otherwise need to retain a third party to perform, Manager or its affiliate shall have the right to perform such service as a Transactional Service. The fees and other terms and conditions under which the Transactional Service is to be rendered must be embodied in a written contract executed and delivered before the Transactional Service is to be rendered. For the avoidance of doubt, the Transactional Services are separate and apart from and are not duplicative of the services that are required to be provided under the CIM Partnership Investment Management Agreement, and notwithstanding anything to the contrary otherwise contained in this Agreement any services that are required to be provided under the CIM Partnership Investment Management Agreement cannot be performed under this Agreement as Transactional Services.

3.3 Supervision of the Manager’s Activities

Notwithstanding anything to the contrary otherwise contained herein, (i) the Manager will, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body, and (ii) no provision of this Agreement shall be construed as limiting the power and authority of each Service Recipient’s Governing Body to manage the business and affairs of such Service Recipient.

3.4 Restrictions on the Manager

3.4.1 The Manager represents and warrants that it is familiar with the provisions of the Code applicable to REITs. The Manager shall refrain (and shall cause each other Service Provider to refrain) from taking any action that, in their good faith judgment, and each Service Providers shall be entitled to rely on the advice of counsel and tax advisors in making such good faith judgment, would adversely and materially affect the qualification of PMC Commercial as a REIT under the Code (or its ability to satisfy the asset, income, diversity of ownership and other requirements set forth in Section 856, et seq. of the Code), would result in PMC Commercial being required to pay any taxes (or other sums) under Sections 856(c)(7), 857(b)(5), 857(b)(6), 857(f), 860(c) or 4981 of the Code or would adversely affect its status as an entity excluded from investment company status under the Investment Company Act of 1940, as amended. This Section 3.4.1 will only apply to the extent that PMC’s Governing Body intends that PMC continue to qualify as a REIT.

3.4.2 In performing its duties under this Agreement, each Service Provider will be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other, professional advisors) and will be permitted to rely in good faith upon the direction of the applicable Governing Body to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Manager will refer to the Governing Body.

3.4.3 The Manager acknowledges receipt of PMC Commercial’s Code of Business Conduct and Ethics (the “Code of Conduct”) and agrees to require such persons who provide services to PMC Commercial to comply with such Code of Conduct in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Code of Conduct.

3.4.4 CIM Service Provider, at its sole cost and expense, shall maintain any required registration of CIM Service Provider or any Affiliates with the SEC under the Investment Advisers Act of 1940, as amended. CIM Service Provider, at PMC Commercial’s cost and expense, shall maintain any required registration of CIM Service Provider or any Affiliates with any state securities authority in any state in which CIM Service Provider or its Affiliates is required to be registered as an investment adviser under applicable securities Laws solely as a result of CIM Service Provider’s or such Affiliate’s provision of Services under this Agreement. In the event that CIM Service Provider or any such Affiliate is required to register and maintain any such registration under applicable securities Laws as a result of rendering services to third parties, the cost of such registration and maintenance shall be fairly and reasonably allocated between PMC Commercial and its Subsidiaries and such third parties.

3.4.5 The Manager will, and will cause any other Service Provider to, refrain from knowingly taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the applicable Governing Instruments of the Service Recipients in performing the Services. If any Manager or any Service Provider is instructed to take any action that it believes is not in compliance with Section 3.4.1 or applicable Laws by the applicable Governing Body, such person will promptly notify such Governing Body of its judgment that such action would not comply with Section 3.4.1 or violate any such Laws or otherwise would not be permitted by such Governing Instrument, and shall not be obligated to take such action.

3.5 Errors and Omissions Insurance

The Manager will, and will cause, any other Service Provider to, at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by the Service Providers under this Agreement and in an amount which is comparable to that which is customarily maintained by such other Persons. Such insurance shall name PMC Commercial as an additional insured.

3.6 No Commingling

As necessary, the Manager shall establish and maintain one or more separate bank accounts in the name of a Service Recipient at a reputable bank or other financial institution. No funds of PMC Commercial or any Subsidiary shall be commingled with the funds of any other Person nor shall such funds be employed by the Manager or any Service Provider as compensating balances other than in respect of the relevant Service Recipient’s borrowings. The Manager shall from time to time render appropriate accountings of such collections and payments to PMC Commercial’s Governing Body and, upon request, to the auditors of PMC Commercial or any of its Subsidiaries.

ARTICLE 4

RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS

4.1 Other Activities

Nothing in this Agreement shall (i) prevent the Manager Group (or any Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group), from engaging in other businesses or from rendering services of any kind to any other person or entity, including, without limitation, investing in, or rendering advisory service to others investing in, any type of investments or other real estate investments (including, without limitation, investments that meet the principal investment objectives of PMC Commercial or its Subsidiaries), whether or not the investment objectives or policies of any such other person or entity are similar to those of PMC Commercial or its Subsidiaries, or (ii) in any way bind or restrict Manager Group (or any Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group)from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager Group (or any Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group) may be acting. The Manager Group has an allocation policy and procedure in place, and the Service Providers shall operate in compliance with such allocation policy and procedure, as it may be amended from time to time.

4.2 Exclusivity

The Service Recipients will not, during the term of this Agreement, engage any other Person to provide any services comparable to the Base Services or the services under an Investment Management Agreement without the prior written consent of the Manager.

4.3 Independent Contractor, No Partnership, Joint Venture or Agency

The parties acknowledge that the Manager is providing or arranging for the provision of the Services hereunder as independent contractors and that the Service Recipients and the Manager are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Manager from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

ARTICLE 5

MANAGEMENT AND EMPLOYEES

5.1 Management and Employees

5.1.1 The Manager will arrange, or will arrange for Service Provider to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff will devote such of their time to the provision of the Services to the Service Recipients as the relevant member of the Manager Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2 Each of the Service Recipients will do all things reasonably necessary on its part as requested by any member of the Manager Group consistent with the terms of this Agreement to enable the members of the Manager Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available to the Manager Group, and granting the Manager Group access to, the employees and contractors of the Service Recipients as any member of the Manager Group may from time to time request.

5.2 Compensation Charges

5.2.1 The parties acknowledge and agree that it may be desirable for employees and other personnel of any member of the Service Recipients or the CIM Entities to provide services not included in the Services to a member of the other group. In these cases, all or a portion of the compensation (including cash, options or other security-based compensation) paid or payable to employees or other personnel who devote a portion of their time to the provision of services to the other group may be allocated to a member of such other group (a “Compensation Charge”).

5.2.2 At the end of each calendar year, PMC Commercial and Manager agree to negotiate in good faith the terms of any Compensation Charge in respect of that calendar year; provided that the amount of any Compensation Charge allocated to a member of the Service Recipients must be approved by the Independent Members.

5.2.3 Management of CIM Partnership

PMC Commercial hereby agrees to appoint a member of the CIM Entities, as designated by the CIM Entities, as the manager (the “Urban GP Manager”) of the General Partner. The parties hereto agree that subject to the limitations set forth in the Governing Instruments of CIM Partnership and the General Partner (i) the Urban GP Manager shall have the power and authority to manage, to direct the management, business and affairs of and to make all decisions to be made by or on behalf of (x) the General Partner and (y) CIM Partnership, and (ii) if Cause shall exist with respect to CIM Partnership then the Independent Members or, subject to the terms of the Governing Instruments of PMC Commercial, the PMC Commercial shareholders, shall have the right to call a special meeting of the PMC Commercial shareholders for the purpose of voting on the removal of Urban GP Manager as the manager of the General Partner and the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding shares of PMC Commercial (excluding for this purpose any shares held by the Manager Group and their Affiliates, except to the extent set forth in the immediately following sentence), may remove Urban GP Manager as the manager of the General Partner and the Independent Members shall appoint a replacement manager of the General Partner. Notwithstanding the foregoing, CIM Urban REIT, LLC shall have the right to vote any shares of PMC Commercial that it owns with respect to any vote held to remove Urban GP Manager as the manager of the General Partner; provided, however, if any such removal vote is held after the second anniversary of this Agreement, CIM Urban REIT, LLC shall obtain voting instructions from each of its remaining Class A Members (excluding any Class A Members that are part of the Manager Group or Affiliates of the Manager Group) with respect to voting the shares beneficially owned by such Class A Member and CIM Urban REIT, LLC shall vote the number of shares beneficially owned by each such Class A Member as so instructed by such Class A Member. The Urban GP Manager may also be removed as the manager of the General Partner in the event the Urban GP Manager dissolves, makes a general assignment for the benefit of creditors, institutes bankruptcy proceedings, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency.

5.2.4 Management of New Businesses

The Manager may develop plans and recommend new business opportunities to the PMC Governing Body for its approval. For each new business recommended by the Manager, the parties hereto agree that the Manager shall recommend for the approval of the PMC Commercial Governing Body whether each new Subsidiary or Subsidiaries comprising such new business shall be internally managed or externally managed (and if externally managed, the Person who shall be the external Manager and the terms of the applicable Investment Management Agreement); provided, however, that if the proposed external manager shall be a Service Provider, the decision to make such Subsidiary externally managed and the terms of the applicable Investment Management Agreement must be approved by the Independent Members. If the Subsidiary shall be internally managed, a Service Provider shall oversee the hiring of personnel and the implementation of internal management at any Subsidiary as a Transactional Service.

ARTICLE 6

INFORMATION AND RECORDS

6.1 Books and Records; Confidentiality

(a) The Manager Group shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of PMC Commercial or any Subsidiary at any time during normal business hours. In addition, the Manager Group will make available to the Service Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives may from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients. The Manager Group shall keep confidential any and all non-public information, written or oral, obtained by them in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of their duties under this Agreement or disclose Confidential information, in whole or in part, to any Person other than (i) to their Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of PMC Commercial’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of PMC Commercial, or filings with the Principal Exchange or other applicable securities exchanges or markets, or disclosure or presentations to PMC Commercial’s investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over PMC Commercial, (v) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of PMC Commercial. The Manager agrees to inform each of their Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential information in accordance with the terms hereof.

(b) Nothing herein shall prevent any Manager Permitted Disclosure Party from disclosing Confidential information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide PMC Commercial with prompt written notice of such order, request or demand so that PMC Commercial may seek, at its sole expense, an appropriate protective order and for waive the Manager Permitted Disclosure Party compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager Permitted Disclosure Party is required to disclose Confidential Information, the Manager Permitted Disclosure Party may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager Permitted Disclosure Party agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(c) Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by PMC Commercial to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to PMC Commercial, or (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 6.1 shall survive the expiration or earlier termination of this Agreement.

6.2 Access to Information by Manager Group

6.2.1 The Service Recipients will, as necessary to provide the Services:

6.2.1.1 grant, or cause to be granted, to the Manager Group full access to all documentation and information, including all of the books, records, documents and financial and operating data of the Service Recipients necessary in order for the Manager Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Manager Group to provide the Services; and

6.2.1.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Manager Group, and promptly notify the appropriate member of the Manager Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Service Recipients before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Manager Group pursuant to this Agreement, including the maintenance of proper financial records.

6.3 Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any Service Provider or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the Service Providers or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant Service Provider will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that the relevant Service Provider or any of its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE 7

FEES AND EXPENSES

7.1 Base Service Fee

7.1.1 The Service Recipients hereby agree to pay as provided by this Article 7, during the term of this Agreement, the Base Service Fee, quarterly in arrears. The Base Service Fee will accrue commencing on the date hereof and will be pro-rated based on the number of days during the first Quarter in which this Agreement is in effect.

7.2 Computation and Payment of Base Service Fee

7.2.1 The Manager or another Service Provider will compute each installment and allocation of the Base Service Fee as soon as practicable, but in any event no later than five Business Days, following the end of the Quarter with respect to which such installment is payable. Payment of the Base Service Fee for any Quarter (whether in cash, Shares, or any combination of the foregoing) will be due and payable no later than the 45th day following the end of such Quarter.

7.2.2 For any Quarter in which the Independent Members determines that the Service Recipients have insufficient Available Cash to pay the Base Service Fee as well as the next regular distribution on Shares, the Service Recipients may elect to pay all or a portion of the Base Service Fee payable in such Quarter in Shares, provided that any such election will be made within 45 days following the end of the applicable Quarter. If the Service Recipients elect to pay all or a portion of the Base Service Fee in Shares, PMC Commercial will issue, and the applicable Manager hereby agrees to acquire, Shares equal to the portion of the Base Service Fee elected to be paid in Shares divided by the Fair Market Value of a Share on the date the Service Recipients make such election (provided that no fractional Shares will be issued, and such number will be rounded down to the nearest whole number with the remainder payable to the Manager in cash). In such case, PMC Commercial shall apply such payment against the subscription price for such Shares.

7.2.3 If the Service Recipients elect to pay all or any portion of the Base Service Fee for any Quarter in Shares, the Service Recipients will take or cause to be taken all appropriate action to issue such Shares including any action required to ensure that such Shares are issued in accordance with applicable Laws and listed on any applicable stock exchanges and public quotation systems.

7.3 Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Manager Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

7.4 Amendment to the Base Fee Amount

The parties acknowledge and agree that it may be desirable to increase or reduce the Base Fee Amount from time to time. The Base Fee Amount may be increased or reduced from time to time with the mutual approval of the Independent Members and CIM Service Provider.

7.5 Expenses

7.5.1 The Manager acknowledges and agrees that the Service Recipients will not be required to reimburse any member of the Manager Group for the salaries and other remuneration of the management, personnel or support staff who provide the Base Services to such Service Recipients or overhead for such persons, other than as contemplated by Section 7.5.2. Subject to Section 7.5.2, no member of the Manager Group shall be reimbursed for any costs and expenses relating to the general operation of such member’s business, including administrative expenses, office expenses, insurance of the Manager Group and their employees, rent, and all or any part of any member of the Manager Group’s travel expenses and legal expenses that are not directly incurred in the course of the business, and for the benefit of the Service Recipients.

7.5.2 Each of the Service Recipients will reimburse the relevant member of the Manager Group for all direct expenses and out-of-pocket fees, costs and expenses, including those of any third party (other than those contemplated by Section 7.5.1) (“Expenses”), incurred by the relevant member of the Manager Group in connection with the provision of the Base Services. Such Expenses are expected to include, among other things:

7.5.2.1 the cost of any insurance required to be obtained by the Service Providers under this Agreement, including without limitation, pursuant to Section 3.5;

7.5.2.2 all insurance costs incurred in connection with the operation of PMC Commercial’s or any of its Subsidiaries’ business, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager, the Service Providers and underwriters of any securities of PMC Commercial, but excluding the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

7.5.2.3 fees, costs and expenses incurred in connection with the general administration of any Service Recipient;

7.5.2.4 taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of Services;

7.5.2.5 amounts owed by the relevant member of the Manager Group under indemnification, contribution or similar arrangements;

7.5.2.6 any other fees, costs and expenses incurred by the relevant member of the Manager Group that are reasonably necessary for the performance by the relevant member of the Manager Group of its duties and functions under this Agreement; and

7.5.2.7 direct expenses of the Manager Group allocable to the provision of the Services, including without limitation, accounting expenses and information technology expenses associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Service Recipients.

7.6 Governmental Charges

Without limiting Section 7.5, the Service Recipients will pay or reimburse the relevant member of the Manager Group for all sales taxes, use taxes, value added taxes, goods and services taxes, harmonized sales taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Governmental Charges”) that are levied or imposed by any Governmental Authority by reason of this Agreement or the fees or other amounts payable hereunder, except for any income taxes, corporation taxes, capital taxes or other similar taxes payable by any member of the Manager Group which are personal to such member of the Manager Group. Any failure by the Manager Group to collect monies on account of these Governmental Charges will not constitute a waiver of the right to do so.

7.7 Computation and Payment of Expenses and Governmental Charges

From time to time the Manager will, or will cause the other Service Providers to, prepare statements (each an “Expense Statement”) documenting the Expenses and Governmental Charges to be reimbursed by the Service Recipients pursuant to this Article 7 and will deliver such statements to the relevant Service Recipient. All Expenses and Governmental Charges reimbursable pursuant to this Article 7 will be reimbursed by the relevant Service Recipient no later than the date which is 30 days after the receipt of an Expense Statement. The provisions of this Section 7.7 will survive the termination of this Agreement.

7.8 Transactional Service Fees

In connection with the provision of a Transactional Service, in addition to the Base Service Fee, the applicable Service Recipients shall pay to the applicable Service Providers a “Transaction Fee” equal to the fair market rate charged by similar quality service providers providing similar services in the same geographic market and are generally at least as favorable to the Service Recipient as the terms available in an arm’s-length transaction with a third party; provided, however, that the Service Provider may agree to accept a lower fee, in its sole discretion. The Transaction Fee shall be due at such times as is market for the applicable Transactional Service. The Transaction Fee for property management, leasing brokerage and development management services will not exceed the limits set forth on Schedule B to the CIM Partnership Agreement, as the same may be amended from time to time with the approval of the Independent Members to add Transactional Services and the related Transaction Fees thereto or to modify the amount of any Transaction Fee set forth thereon (the “Approved Transaction Fee Services”). Except for any agreement that provides for the provision of Approved Transaction Fee Services, without the approval of the Independent Members, the Service Recipients and the Manager Group will not enter into or amend any individual agreement which obligates the Service Recipients to pay, in the aggregate, Transaction Fees in excess of $500,000 per calendar year. At each quarterly meeting of the PMC Commercial Governing Body, the Manager shall provide the PMC Commercial Governing Body with a schedule of all arrangements for Transactional Services (excluding Approved Transaction Fee Services) entered into during the prior quarter, which summary shall identify the agreement and the parties thereto, summarize the Transactional Services provided thereunder and the Transaction Fee payable thereunder. Following the review and consideration by the Governing Body of PMC Commercial, if the Independent Members determines that any Transaction Fees that are payable or that have been paid by the Service Recipients do not meet the standard set forth in the first sentence of this Section 7.8, the Independent Members and the Manager shall negotiate in good faith the proper fee.

ARTICLE 8

RESERVED

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

OF THE MANAGER AND THE SERVICE RECIPIENTS

9.1 Representations and Warranties of the Manager

The Manager hereby represents and warrants to the Service Recipients that:

9.1.1 it (and, as applicable, its general partner) is validly organized and existing under the Laws governing its formation and existence;

9.1.2 it, or another Service Provider, holds such Permits necessary to perform its obligations hereunder and is not aware of any reason why such Permits might be cancelled;

9.1.3 it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.1.4 it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.1.5 the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, as applicable, the Governing Instruments of its general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound;

9.1.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.1.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9.2 Representations and Warranties of the Service Recipients

Each of the Service Recipients (or, as applicable, its general partner on its behalf) hereby represents and warrants to the Manager that:

9.2.1 it (and, as applicable, its general partner) is validly organized and existing under the Laws governing its formation and existence;

9.2.2 it holds such Permits necessary to own and operate the assets that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

9.2.3 it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.2.4 it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.2.5 the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound;

9.2.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.2.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 10

LIABILITY AND INDEMNIFICATION

10.1 Indemnity

10.1.1 The Service Recipients (for the purposes of this Article 10, each a “Recipient Indemnifying Party”) hereby jointly and severally agree, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless each member of the Manager Group, any of its Affiliates (other than any member of the PMC Commercial Group) and any directors, officers, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing (each, a “Manager Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.6; provided that no Manager Indemnified Party will be so indemnified with respect to any Claim to the extent that such Claim resulted from such Manager Indemnified Party’s fraud, willful misconduct, gross negligence or any violation of any Federal or state securities law or any other intentional or criminal wrongdoing or a material breach of the terms of this Agreement. Such determination shall be made by the Independent Members; provided, however, that if there is a good-faith dispute as to whether such standard has been met (which shall be determined in the good-faith judgment of the Independent Members), the Manager Indemnified Party shall be entitled to indemnification unless it is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Manager Indemnified Party, that such Manager Indemnified Party did not meet such standard.

10.1.2 Each member of the Manager Group (for the purposes of this Article 10, each a “Manager Indemnifying Party”; a Manager Indemnifying Party and a Recipient Indemnifying Party are each sometimes referred to herein as an “Indemnifying Party”) shall, jointly and severally, to the fullest extent permitted by applicable Laws, reimburse, indemnify and hold harmless the Service Recipients, and their trust managers, directors, officers, agents, members, partners, shareholders, employees and other representatives (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Recipient Indemnified Party are each sometimes referred to herein as an “Indemnified Party”) of and from any and all Liabilities in respect of or arising from (i) any acts or omissions of the Manager constituting willful misconduct, gross negligence or any violation of any Federal or state securities law or any other intentional or criminal wrongdoing or a breach of the terms of this Agreement, or (ii) any Claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

10.1.3 The Manager and the Service Recipients agree that if any action, suit, investigation, proceeding or Claim is made or brought by any third party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Indemnified Party for the time spent in connection therewith) and out of pocket expenses incurred in connection therewith will be paid by the Indemnifying Party in such case, as incurred but subject to recoupment by the Indemnifying Party if ultimately it is not liable to pay indemnification hereunder.

10.1.4 The Manager and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, the Indemnified Party in such case will notify the Indemnifying Party in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Indemnified Party will use its best efforts to provide copies of all relevant documentation to such Indemnifying Party and will keep the Indemnifying Party apprised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

10.1.5 The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 10.1 will be in addition to and not in derogation of any other liability which the Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

10.1.6 The indemnities provided in this Section 10.1 will survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

10.2 Limitation of Liability

10.2.1 The Manager assumes no responsibility under this Agreement other than to render the Services in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant Service Provider, including as set forth in Section 3.3 hereof.

10.2.2 The Service Recipients hereby agree that no Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Indemnified Party pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting fraud, willful misconduct, gross negligence or any violation of any Federal or state securities law or any other intentional or criminal wrongdoing or a breach of the terms of this Agreement.

10.2.3 The maximum amount of the aggregate liability of the Indemnified Parties pursuant to this Agreement will be equal to the Base Fee Amount and Transaction Fees (excluding Transaction Fees paid with respect to property management, leasing brokerage and development management services) previously paid in respect of the Services pursuant to this Agreement in the two most recent calendar years by the Service Recipients.

10.2.4 For the avoidance of doubt, the provisions of this Section 10.2 will survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement. For the avoidance of doubt, the limitations on liability set forth in this Section 10.2 do not apply to any liability that any member of the Manager Group may have pursuant to the CIM Partnership Investment Management Agreement, the CIM Partnership Agreement, or any other agreement.

ARTICLE 11

TERM AND TERMINATION

11.1 Term

This Agreement will continue in full force and effect, until December 31, 2018 (the “Initial Term”) unless terminated in accordance with the terms hereof. After the Initial Term, this Agreement shall be renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless PMC Commercial or the Manager terminate this Agreement in accordance with Section 11.2 or Section 11.3, as applicable.

11.2 Termination by the Service Recipients

11.2.1 The Independent Members may, subject to Section 11.2.3, terminate this Agreement effective upon 30 days’ prior written notice of termination to the Manager without payment of any termination fee if:

11.2.1.1 the Manager defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Recipients and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Manager provides reasonable evidence to the Service Recipients that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period will be extended for a reasonable period satisfactory to the Service Recipients, acting reasonably, for the Manager to remedy the same;

11.2.1.2 the Manager engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

11.2.1.3 the Manager acts, or fails to act, in a manner constituting gross negligence, willful misconduct or reckless disregard in the performance of its obligations under this Agreement, in each case that results in material harm to the Service Recipients;

11.2.1.4 a Manager Change of Control occurs that the Independent Members determines is materially detrimental to the Service Recipients as a whole; or

11.2.1.5 the Manager dissolves or makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.2.2 This Agreement may be terminated by the mutual agreement of the Independent Members and the Manager.

11.2.3 Each of the Service Recipients hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of the Service Recipient’s operations or any investment made by any member of the Service Recipients on the recommendation of any member of the Manager Group.

11.3 Termination by the Manager

11.3.1 The Manager may terminate this Agreement effective upon written notice of termination to the Service Recipients without payment of any termination fee if:

11.3.1.1 any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Manager and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Service Recipients provide reasonable evidence to the Manager that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period will be extended for a reasonable period satisfactory to the Manager, acting reasonably, for the Service Recipients to remedy the same; or

11.3.1.2 any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.4 Survival Upon Termination

If this Agreement is terminated pursuant to this Article 11, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.1, Section 6.3, Section 7.3, Section 7.7, Article 10, Section 11.5 and Section 11.6.

11.5 Action Upon Termination

11.5.1 From and after the effective date of the termination of this Agreement, the Manager will not be entitled to receive the Base Service Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination (or acquisition).

11.5.2 Upon any termination of this Agreement, the Manager will forthwith:

11.5.2.1 after deducting any accrued compensation and reimbursements for any Expenses to which it is then entitled, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

11.5.2.2 deliver to the Service Recipients’ Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients;

11.5.2.3 deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Manager Group; and

11.5.2.4 cooperate with PMC Commercial and the Subsidiaries in executing an orderly transition of the management of PMC Commercial’s consolidated assets to PMC Commercial or a new manager.

11.6 Release of Money or other Property Upon Written Request

The Manager hereby agrees that any money or other property of the Service Recipients or their Subsidiaries held by the Manager Group under this Agreement will be held by the relevant member of the Manager Group as custodian for such Person, and the relevant member of the Manager Group’s records will be appropriately marked clearly to reflect the ownership of such money or other property by such Person. Upon the receipt by the Manager of a written request signed by a duly authorized representative of a Service Recipient requesting the Manager to release to the Service Recipient any money or other property then held by the Manager for the account of such Service Recipient under this Agreement, the Manager will release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than 30 business days following such request. Upon delivery of such money or other property to the Service Recipient, the Manager will not be liable to any Service Recipient, a Service Recipient’s Governing Body or any other Person for any acts performed or omissions to act by a Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 11.6. Each Service Recipient will indemnify and hold harmless the relevant member of the Manager Group, any of its Affiliates (other than any member of the PMC Commercial Group) and any directors, officers, agents, subcontractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing from and against any and all Liabilities which arise in connection with the relevant member of the Manager Group’s proper release of such money or other property to the Service Recipient in accordance with the terms of this Section 11.6. Indemnification pursuant to this provision will be in addition to any right of such Persons to indemnification under Section 10.1 hereof. For the avoidance of doubt, the provisions of this Section 11.6 will survive termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1 RESERVED

12.2 Assignment

12.2.1 This Agreement will not be assigned by the Manager without the prior written consent of PMC Commercial, except in the case of assignment by the Manager to an Affiliate or to a Person that is its successor by merger or acquisition of the business of the Manager Group in which case the Affiliate or successor will be bound under this Agreement and by the terms of the assignment in the same manner as such Manager is bound under this Agreement, and such Manager will be fully and forever released from all obligations arising under this Agreement other than those obligations that have arisen prior to such assignment taking effect. In addition, provided that the Manager provides prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement will preclude any pledge, hypothecation or other transfer or assignment of any of the Manager’s rights under this Agreement, including any amounts payable to the Manager under this Agreement, to a bona fide lender as security; provided, however, that the foreclosure of any such pledge shall be treated as a material breach by the Manager of this Agreement. In addition, nothing contained in this Section 12.2.1 will affect the Manager’s ability to enter into subcontracting and other arrangements pursuant to Section 2.4.

12.2.2 This Agreement will not be assigned by any of the Service Recipients without the prior written consent of the Manager, except in the case of assignment by a Service Recipient to a Person that is its successor by merger or acquisition of the business of the Service Recipient, in which case the successor will be bound under this Agreement and by the terms of the assignment in the same manner as the Service Recipient is bound under this Agreement, and, in each case, such Service Recipient will be fully and forever released from all obligations arising under this Agreement other than those obligations that have arisen prior to such assignment taking effect.

12.2.3 Any purported assignment of this Agreement in violation of this Section 12.2 will be null and void.

12.3 Inurement

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.4 Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile, by e-mail or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile, by e-mail or other means of electronic communication with confirmation of transmission without notation of error, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock¬out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

12.4.1 if to PMC Commercial:

[                ]

Attention: [                ]

12.4.2 if to the CIM Service Provider:

[                ]

Attention: [                ]

12.4.3 if to any new Manager appointed pursuant to Section 2.3, at the address listed in the joinder agreement executed by the new Manager

12.4.4 if to any of the Subsidiaries, at the applicable address listed on Schedule A hereto or to such other addresses as a party may from time to time notify the others in accordance with this Section 12.4.

12.5 Governmental Authority

Notwithstanding anything to the contrary otherwise contained in this Agreement, if the execution and delivery of this Agreement or the performance by any Special Subsidiary of its obligations hereunder would contravene, breach, conflict with or violate any requirement of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its assets, such Special Subsidiary shall not be required to execute and shall not otherwise be bound or subject to the terms of this Agreement.

12.6 Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

12.7 Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

12.8 Amendments

This Agreement, nor any terms hereof, may not be amended, supplemented or modified in any respect except in an instrument in writing duly executed by the parties hereto and with the approval of the Independent Members.

12.9 Independent Members

The Independent Members shall have the right to enforce the indemnification obligations of the Manager with respect to the Service Providers under Article X hereof on behalf of the Service Recipients and the termination rights of the Service Recipients under Section 11.2 on behalf of the Service Recipients. For the avoidance of doubt, the Independent Members shall have the right to engage advisors, including without limitation, legal and financial advisors, at the expense of the Service Recipients, to assist the members of the Independent Members in exercising its rights and satisfying its obligations under this Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

PMC Commercial:

PMC Commercial Trust, a Texas real estate investment trust

By:
Name:
Title:

CIM SERVICE PROVIDER:

CIM Service Provider, LLC, a Delaware limited liability company

By:
Name:
Title:

Schedule A

Joinder of Subsidiaries to Master Services Agreement

IN WITNESS WHEREOF the Subsidiaries have executed this Agreement as of the day and year first above written.

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

Joinder

This Joinder is attached hereto and made a part of the foregoing Agreement and all terms capitalized but not defined herein shall have the respective meanings given to them in the Agreement. The undersigned Subsidiary hereby executes this Joinder as of the date set forth below for the purposes of acknowledging and agreeing that it is a Subsidiary subject to the terms of the Agreement.

Date:

[NAME]

By:
Name:
Title:

Schedule B

JOINDER TO MASTER SERVICES AGREEMENT

THIS JOINDER to the Master Services Agreement dated as of [                    ], 2013 among PMC Commercial Trust (“PMC Commercial”), CIM Service Provider, LLC (“CIM Service Provider”), and the Subsidiaries (the “Master Services Agreement”) is made and entered into as of this                     day of                     , by                     a [corporation/partnership/limited partnership] governed by the laws of                     (the “New Manager”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Master Services Agreement.

RECITALS:

A. The Master Services Agreement provides that the Manager may, from time to time, appoint an Affiliate of CIM Service Provider to act as a new Manager under that agreement;

B. The New Manager is an Affiliate of CIM Service Provider; and

C. The Manager wishes to appoint the New Manager to act as a new Manager under the Master Services Agreement and the New Manager wishes to accept such appointment.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Joinder and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Agreement to be Bound. The New Manager hereby agrees that upon execution of this Joinder, it shall become a party to the Master Services Agreement and acknowledges that it is fully bound by, and subject to, all of the covenants, representations, terms and conditions of the Manager under the Master Services Agreement.

2. Successors and Assigns. Any purported assignment of this Joinder in violation of section 12.2 of the Master Services Agreement will be null and void.

3. Inurement. This Joinder will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4. Notices. Notices and other communications to the New Manager will be addressed as follows:

5. Counterparts. This Joinder may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

6. Governing Law. This Joinder will be governed by and interpreted and enforced in accordance with the laws of the State of Delaware.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Joinder to the Master Services Agreement as of the day and year first above written.

CIM Service Provider, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title: